QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.23

CERTIFICATE OF FORMATION
OF
INFINITY INFUSION II, LLC

        This Certificate of Formation of Infinity Infusion II, LLC (the "Company") is executed and filed by the undersigned, as authorized person, to form a limited liability company undo the Delaware Limited Liability Company Act.

  1.
  The name of the Company is Infinity Infusion II, LLC.

  2.
  The address of the registered office of the Copy is the State of Delaware is The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

  3.
  The name and address of the registered agent for service of process on the Company in the State, of Delaware is The Corporation Trust Company, located at Corporation Trust Center, 120 Orange Street, Wilmington, New Castle County, Delaware 19801.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of May, 2002.

/s/ JEFFREY T. CAMPBELL Jeffrey T. Campbell Authorized Person

QuickLinks

CERTIFICATE OF FORMATION OF INFINITY INFUSION II, LLC